Exhibit 10.10

2006 SENIOR OFFICER INCENTIVE PLAN - A

I.	Trigger Point: After-Tax Return on Beginning Equity[1] must be greater than the Peer Group 50 Percentile Return on Equity

Pre-tax Earnings are adjusted as follows:

(A)	Tax-exempt income is grossed up to a fully taxable equivalent.

(B)	Incentive/Expense accrual is added back to pre-tax earnings.

(C)	Trust Preferred Interest is added back to pre-tax earnings.

(D)	Loan Loss Recoveries are added back relative to prior year adjustment.

(E)	Extra-ordinary income and expense not directly associated with operating the Bank, is excluded from pre-tax earnings.

1Comprehensive Income (Loss) & Goodwill is adjusted out of Beginning Equity. Trust Preferred Securities are treated as Equity.

I.	Pool Formula

1.	Trigger Point must be achieved.

2.	Pool is funded using peer group data derived from BancIntelligence.com (Calculations assume a 35% tax rate):

(A)	5% of Pacific Financial’s pretax earnings that place The Company up to the 50 percentile for Pre-tax Return on Equity (rounded up to the next ¼%) for banks between $250 and $750 million.

(B)

10% of the pretax earnings above the 50 percentile and less than the Pre-tax Return on Beginning Equity (rounded up to the next ¼%) that places The Company among the top 10% of banks between $250 and $750 million.

(C)	15% of the amount of pretax earnings that places the Company above the 90 percentile for Return on Equity (rounded up to the next ¼%) for banks between $250 and $750 million.

II.	Pool Distribution

(A)

The pool is divided among officers based on position, responsibility and performance. In the event an officer’s compensation along with financial perks, such as a car provided or a car allowance exceeds the salary range maximum, that portion in excess of the maximum will be considered prepaid incentive and subtracted from the incentive paid to the officer.

(B)	Each year certain positions will have specific objectives that can increase or decrease the officer’s incentive compensation based on achievement of their objectives.

(C)	Anyone with less than satisfactory performance during the year which includes probation for performance will not participate.

(D)	Employees who terminate employment prior to year-end are ineligible to participate.

(E)	New employees are eligible to participate, however, after 90 days of employment. Participation is pro-rated beginning the 91st day of employment.

(F)	Retiring employees participate pro-rata based on their last day of employment.

(G)

Should The Bank achieve an after tax return on equity of equal to or greater than 25%, Officers will be awarded a “Special Achievement Award”. The “Special Achievement Award” will be in the form of a Hawaiian travel voucher covering air, hotel accommodations, and a rental car, however, not to exceed $2500 in total value. Normal vacation time will be used to facilitate use of the travel voucher.

(H)	The Board of Directors reserves the right to alter, change, or eliminate the continuation of the Officer Incentive Plan at any time and at the Board of Director’s sole discretion.

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